Exhibit 5.1

One Bunhill Row London EC1Y 8YY
T F	+44 (0)20 7600 1200 +44 (0)20 7090 5000

AngloGold Ashanti plc 4th Floor, Communications House, South Street Staines-Upon-Thames, Surrey United Kingdom TW18 4PR	25 September 2023

Our reference
DGW/JXUS
Direct line
+44 (0)20 7090 4362

Dear Sir / Madam,

1.
As English legal advisers to AngloGold Ashanti plc (the “Company”), we are giving this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company to be filed with the United States Securities and Exchange Commission (the “SEC”) on 25 September 2023. We have not been concerned with investigating or verifying the facts set out in the Registration Statement, with the exception of Item 6 therein to the extent it relates to the description of certain provisions of the UK Companies Act 2006 (the “Companies Act 2006”) and the Articles of Association (as defined below), in respect of which we note the description of section 232 of the Companies Act 2006 is an accurate description of such provision, rather than a direct extract.

2.
This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

3.	For the purposes of this opinion, we have examined:

	(a)	the articles of association of the Company adopted by a special resolution passed on 11 September 2023 (the “Articles of Association”);

	(b)	the rules of the Company’s 2023 Deferred Share Plan (the “Plan”);

	(c)	the Registration Statement; and

(d)
the results of (i) a search at the Registrar of Companies in respect of the Company on 22 September 2023; and (ii) a search at the Central Registry of Winding-Up Petitions in respect of the Company on 22 September 2023 (together the “Searches”).

Assumptions

4.	For the purposes of this opinion, we have assumed:

	(a)	the conformity to original documents of all the copy (including electronic copy) documents examined by us;

	(b)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(c)
that the copy of the Articles of Association examined by us is complete and up to date and would, if issued today, comply, as respects the Articles of Association, with section 36 of the Companies Act 2006;

	(d)	the capacity, power and authority of each party to the documents examined by us to execute, deliver and exercise its rights and perform its obligations (as applicable) under those documents;

(e)
that (i) information disclosed by the Searches was at the time each was carried out complete, up to date and accurate and has not since then been altered or added to, and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(f)
that (i) the Company has not made any proposal for a voluntary arrangement or obtained a moratorium under Part I of the UK Insolvency Act 1986 (as amended) (the “Insolvency Act 1986”), (ii) the Company has not given any notice in relation to or passed any winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to strike off or dissolve the Company, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

(g)
that insofar as any obligation under the Plan is to be performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective or contrary to public policy in that jurisdiction;

(h)
all acts, conditions or things required to be fulfilled, performed or effected in connection with the Plan under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction;

(i)	that the Plan which we have examined is in force, has not been amended, and has been and will be operated in accordance with their terms;

(j)	that the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;

(k)
that, in respect of each issue of ordinary shares in the capital of the Company under the Plan (the “Shares”), the Company will have sufficient authorised but unissued share capital and the directors of the Company will have been granted the necessary authority to allot and issue the relevant Shares;

(l)
that a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company has been or will be duly convened and held, prior to the allotment and issue of the Shares, at which it was or will be resolved to allot and issue the Shares;

(m)	that the Shares will, before allotment or issue, have been fully paid up in accordance with the Companies Act 2006;

(n)	that the Shares are issued in accordance with the Plan;

(o)	that the name of the relevant allottee and Shares allotted are duly entered in the register of members of the Company;

(p)
that the Company has not made and will not make a payment out of capital in respect of the purchase of its own shares which would cause a liability to be incurred by its shareholders under the Insolvency Act 1986;

(q)
that none of the holders of the Company’s shares has received or will receive any dividends or distribution which constitute an unlawful distribution pursuant to common law or the Companies Act 2006 (as applicable);

(r)	that there is no actual or implied additional contractual relationship between the Company and the holders of the Shares, except for any contract of employment, the Articles of Association and the Plan; and

	(s)	that, in respect of each issue of Shares, such issue will not be subject to any pre-emptive or other rights of the holders of issued shares of the Company except such rights as have been disapplied.

Opinion

5.
Based on and subject to the foregoing, and subject to the reservations set out below and to any matter of fact not disclosed to us, we are of the opinion that when the Shares are issued and delivered against full payment therefor as contemplated in the Registration Statement and in conformity with the Articles of Association and so as not to violate any applicable law, such Shares will have been validly issued and fully paid up and no further contributions in respect of such Shares will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.

Reservations

6.	Our reservations are as follows:

	(a)	The English courts will apply English law as the governing law of the Plan.

(b)
Insofar as any obligation under the Plan is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

(c)
We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Plan.

(d)
The obligations of the Company and the remedies available to the Company or participants under or in respect of the Plan will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

(e)
With the exception of Item 6 in the Registration Statement to the extent it relates to the description of certain provisions of the Companies Act 2006 and the Articles of Association (in respect of which we note the description of section 232 of the Companies Act 2006 is an accurate description of such provision, rather than a direct extract), we have not been responsible for verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Registration Statement nor have we been responsible for verifying that no material information has been omitted from the Registration Statement. In addition, we express no opinion as to whether the Registration Statement (or any part of it) contained or contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations thereunder.

(f)
The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

	(g)	This opinion is subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws and procedures affecting the rights of creditors generally.

General

7.
This opinion is given to you solely for your use in connection with the filing of the Registration Statement. It may not be relied upon by any other person or used for any other purpose other than set out in this opinion. It is not to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose without our express consent.

8.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not admit that we are “experts” under the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion.

9.
To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consist of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Very truly yours,

/s/ Slaughter and May